                                                                    EXHIBIT 11.1

                OSHMAN'S SPORTING GOODS, INC. AND SUBSIDIARIES
        COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                                  (UNAUDITED)
                     (in thousands, except per share data)

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
                                        THREE MONTHS ENDED   THREE MONTHS ENDED
                                            MAY 4, 1996         APRIL 29, 1995
                                        ------------------   ------------------
                                                    FULLY                FULLY
                                        PRIMARY    DILUTED   PRIMARY    DILUTED
                                        -------    -------   -------    -------
NET LOSS                                $(1,221)   $(1,221)  $  (478)   $  (478)
                                        =======    =======   =======    =======

WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING                       5,827      5,827     5,811      5,811

EXCESS OF SHARES ISSUABLE UPON
 EXERCISE OF STOCK OPTIONS OVER
 SHARES DEEMED RETIRED UNDER THE
 "TREASURY STOCK" METHOD                     -          -         -          -
                                        -------    -------   -------    -------

WEIGHTED AVERAGE NUMBER OF COMMON
 AND DILUTIVE COMMON EQUIVALENT
 SHARES OUTSTANDING                       5,827      5,827     5,811      5,811
                                        =======    =======   =======    =======

    LOSS PER COMMON AND COMMON
     EQUIVALENT SHARE                   $  (.21)   $  (.21)  $  (.08)   $  (.08)
                                        =======    =======   =======    =======
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